EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-211422 on Form S-8 of our report dated March 15, 2017, relating to the financial statements and financial statement schedule of SiteOne Landscape Supply, Inc. appearing in this Annual Report on Form 10-K of SiteOne Landscape Supply, Inc. for the year ended January 1, 2017.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia
March 15, 2017